Frankly Inc.

333 Bryant Street, Suite 240

San Francisco, CA 94107

August 5, 2016

Mr. Steven R. Zenz

220 South Sixth Street, Suite 2125

Minneapolis, MN 55402

Re: Frankly Inc. - Board of Directors Agreement

Dear Mr. Zenz:

The board of directors (“Board”) of Frankly Inc. (“Frankly”) is delighted to invite you to serve as a member of the Board as an independent director. This Agreement sets forth the material terms your service as a member of Frankly’s Board. Accordingly, when signed below, we agree as follows:

1. Term.

1.1. Appointment: You agree to serve as a member of the Board, and it is anticipated that you will also serve as the Chair of the Board’s Audit Committee. Your term as a member of the Board under this Agreement shall commence on the later of: (a) the date of the Board’s resolution confirming your appointment to the Board, or (b) the date that the TSX-V Exchange approves your Personal Information Form (the “Effective Date”). Your term as director will continue until (x) Frankly’s next Annual General Shareholders’ Meeting at which you are not nominated and/or reelected to serve as a director, (y) your resignation from the Board, or (z) your removal from the Board, subject in all regards to the provisions of applicable law and the Articles of Frankly. From and after the Effective Date your compensation and other terms for service as a member of the Board shall be as provided under this Agreement.

1.2. Resignation: You may resign your position at any time upon notice to the Chairman of the Board. You will endeavor to provide at least five (5) business day’s prior written notice of any resignation.

1.3. Removal: You acknowledge that in accordance with the charter documents of Frankly and applicable law, a director may be removed by resolution of Frankly’s Board or stockholders entitled to vote.

1.4. Committees: You will also serve as a member certain committees of the Board as from time to time agreed with you.

2. Compensation.

2.1. Restricted Stock Units - As compensation for the director services to be rendered by you, upon commencement of your term as a Frankly director, Frankly will issue you 120,000 Restricted Stock Units RSUs (the “RSUs”), which shall be subject to Frankly’s Notice of RSU Grant, Award Agreement, Amended and Restated Incentive Plan, TSX-V Exchange approval and applicable law. All of your RSUs shall vest in equal quarterly installments over a period of 12 months, commencing at the end of the first full quarter following the Effective Date. Upon your resignation, removal or any other event that causes your separation with Frankly, you shall retain the ownership of your RSUs that have vested and you shall have forfeited all other such RSUs. You will not transfer or assign any RSUs that have not vested or any interest therein.

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2.2. Registration Rights: The Shares have not been registered with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended. These Shares shall bear a legend indicating that they have not been so registered. You will not be given separate registration rights with respect to these shares.

2.3. Independent Contractor Acknowledgment: You agree that you are an independent contractor and responsible for the payment of all income and other applicable taxes arising from or related to the compensation paid or payable by Frankly under the terms of this Agreement.

2.4. Expense Reimbursement: Frankly agrees to reimburse you for documented reasonable travel expenses and out of pocket expenses in accordance with Frankly’s expense reimbursement policies.

3. Confidentiality: The provisions of the Non-Disclosure Agreement between you and Frankly dated as of July 1, 2016, will apply to your services as a director of Frankly.

4. Indemnification / D&O Insurance

4.1 Indemnification: In addition to any indemnification Frankly is required to provide to its directors under its Articles, and subject to the provisions of the British Columbia Business Corporations Act and applicable law, Frankly will indemnify you for all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment which you reasonably incur in respect of any civil, criminal or administrative, investigative or other proceeding to which you are made a party by reason of having been a director of Frankly, provided (i) you acted honestly and in good faith with a view to the best interests of Frankly, (ii) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing the conduct in respect of which the proceeding was brought was lawful, and (iii) in all events, you give Frankly prompt notice of any such civil, criminal or administrative matter.

4.2 D & O Insurance: Frankly will provide you with the same Directors and Officers insurance coverage that it provides to its other directors.

5. Miscellaneous:

5.1 Governing Law: This Agreement shall be interpreted and enforced in accordance with the laws of the British Columbia.

5.2 Amendment and Termination: No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

5.3 Identical Counterparts: This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

5.4. Headings: The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

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5.5. Notices: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered by hand to the party to whom such communication was directed or (ii) upon the third business day after the date on which such communication was mailed if mailed by certified or registered mail with postage prepaid to the address for such party set forth herein:

We are delighted that you have agreed to serve as a member of the Board.

Sincerely,

Frankly Inc.

	By:	/s/ Steve Chung
Steve Chung
Chief Executive Officer
Accepted and Agreed:

/s/ Steven R. Zenz
Steven R. Zenz

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